                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-30473



                             PROSPECTUS SUPPLEMENT
                                      TO
                        PROSPECTUS DATED JULY 31, 1997

                               1,067,295 SHARES

                                  P-COM, INC.

                                 COMMON STOCK
                         ($0.0001 PAR VALUE PER SHARE)


          This Prospectus Supplement supplements the Prospectus dated July 31, 1997 (the "Prospectus") of P-Com, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of 1,067,295 shares of Common Stock, $0.0001 par value per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition of substantially all of the assets of Columbia Spectrum Management, L.P. ("CSM") and the acquisition by statutory merger of Control Resources Corporation ("CRC"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Stockholders' outstanding shares of Common Stock. For example, this Registration Statement covers the shares of Common Stock issued with respect to the 1,067,295 shares listed above pursuant to the 2-for-1 stock split effected on September 26, 1997.


                             PLAN OF DISTRIBUTION

          The "Plan of Distribution" Section of the Prospectus is hereby supplemented to provide that, if not in contravention of the rules and regulations promulgated by the Securities and Exchange Commission, the shares covered by the Prospectus may be offered and sold in connection with the writing of exchange-traded call options on such national securities exchanges on which such options for shares of P-Com are traded and at prices and terms then obtainable.

          Except as set forth in this Prospectus Supplement with respect to the Plan of Distribution and the writing of exchange-traded call options, there is no change to the section entitled "Plan of Distribution" in the Prospectus.


                                      1.

                             SELLING STOCKHOLDERS

          The following table sets forth the number of shares of Common Stock owned by stockholders of the Company who were not specifically identified in the Prospectus as Selling Stockholders. The table of Selling Stockholders in the Prospectus is hereby amended to include the following stockholders as Selling
Stockholders:

                                                                   Number of
                                                                     Shares
                               Number of Shares      Percent of   Registered for
                                 Beneficially       Outstanding       Sale
Name of Selling Stockholder         Owned              Shares       Hereby(1)
-----------------------------  ----------------     -----------  --------------
James A. Schneider                   5960                *            5960

Staszko Family Trust,                5905                *            5905
Donald E. Staszko and
Barbara L. O'Pray
as Trustees

---------------------------------------------
     *  less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Stockholders' outstanding shares of Common Stock. For example, this Registration Statement covers the shares of Common Stock issued with respect to the above listed shares pursuant to the 2-for-1 stock split effected on September 26, 1997.

     * The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.



          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 21, 1997

                                      2.